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To My Fellow Shareholders:

As Global Blood Therapeutics begins its first full year as a public company, I look back on 2015 with a deep sense of pride in our accomplishments. We demonstrated clinical proof of concept for GBT440 in sickle cell disease (SCD), made important progress with our pipeline opportunities and completed a successful initial public offering (IPO). In 2016, I believe we will make even greater progress toward achieving our goal of developing medicines that improve the lives of patients with grievous blood-based disorders.

Building for Success

With our IPO last year, we raised more than $126 million in one of the most successful healthcare IPOs of 2015. This provided us with a solid foundation for achieving key milestones in 2016 and beyond.

Leading up to the IPO, we assembled a stellar team of employees with demonstrated capabilities in drug discovery, development and commercialization. Collectively, our management team has a successful track record of developing, launching and/or commercializing 18 drugs, including Avastin®, CellCept®, Herceptin®, Kaletra®, Kyprolis® and Rituxan®. Over the last 18 months, we also built an impressive Board of Directors who are recognized as leaders in their respective fields. We intend to leverage our talented management team, Board leadership, and solid financial resources to speed the development of GBT440 and our other promising small molecule drug candidates.

Working to Benefit Patients

SCD is an inherited blood disorder caused by a genetic mutation, affecting primarily people of African, Middle Eastern or South Asian descent. It is a devastating disease, yet public awareness is low and no new treatments have been made available for patients in decades. I grew up in a predominantly African-American community but was not aware of SCD until I began medical training. At Yale-New Haven and Massachusetts General Hospital, I saw first-hand how debilitating SCD is for patients and their families. Based on that experience, I developed a passion for pursuing the development of effective treatments for patients with SCD and other chronic diseases that are inadequately served.

Last year, as a result of the exceptional work of our employees, the U.S. Food and Drug Administration granted GBT440 Fast Track and Orphan Drug designation for the treatment of SCD, in recognition of the critical need for new treatments.

Although SCD is an orphan indication, it affects a relatively large population estimated to be 100,000 people in the United States, 60,000 in Europe, and millions worldwide. One study estimated that in the United States alone, an average of over $200,000 per patient each year is spent to treat this disease, yet sadly, patients continue to experience severe pain, extreme suffering and premature death. The profound debilitating nature of SCD is exacerbated by the underserved nature of the communities disproportionately affected by SCD. I saw this first-hand as a practicing physician, and it inspired me to seek to develop a novel, accessible and convenient therapy that addresses the fundamental cause of disease (the polymerization of sickle hemoglobin and resulting sickling of red blood cells), and improve the patient’s quality of life.

Establishing Proof of Concept in SCD

In 2015, we demonstrated clinical proof-of-concept for GBT440 in SCD. At the American Society of Hematology (ASH) Annual Meeting in December, we announced positive clinical data from our ongoing Phase 1/2 trial that supports the potential of GBT440 to be an oral, once-daily treatment that inhibits hemoglobin polymerization, the underlying cause of red blood cell sickling. These initial results are encouraging because patients with SCD desperately need a mechanism-based treatment option that has the potential to transform their disease.

Due to the potential ability of GBT440 to address SCD at a fundamental level of disease pathology, we see its potential to be a relevant treatment for all patients with SCD.  Accordingly, we are designing a clinical program targeted at the treatment of both adult and pediatric SCD patients. During 2016, we plan to complete our ongoing Phase 1/2 trial and share the data with regulatory authorities, begin a pharmacokinetic (PK) study in pediatric patients, and subject to agreement with regulatory authorities, initiate a pivotal trial in adult patients with SCD.

Expanding Our Pipeline

Our goal is to build a fully integrated company with multiple product offerings. While our program in SCD is furthest along, we are also exploring GBT440 to potentially treat hypoxemic pulmonary disorders such as idiopathic pulmonary fibrosis (IPF) and acute lung disorders. These are lung diseases where hypoxia is believed to play a key role in adverse patient outcomes. To that end, we are developing GBT440 as a potential therapeutic for patients who have acute or chronic lung disease so severe they cannot absorb adequate oxygen into their blood. Last year, we presented promising data from studies in animal models. This year, we plan to continue to advance this area with the initiation of Phase 2 studies in IPF.

Finally, in an effort to develop an orally administered therapy that will prevent angioedemic attacks, or episodes of severe swelling of the face, airways, extremities or gastrointestinal tract associated with hereditary angioedema (HAE), we plan to submit an Investigational New Drug application for GBT18713, an oral kallikrein inhibitor, in the second half of 2016.

I initially joined GBT as a Board member and saw first-hand the novel and elegant science behind GBT440. As that program progressed, I saw that it had the potential to address the core underlying issue in SCD, which compelled me to come out of retirement and accept the role of CEO to lead this company. I am proud to be working with my colleagues on such important science both within SCD and beyond, and am excited about the progress we are making toward our goal of building a multi-product company that will be a leader in discovering, developing and commercializing novel medicines to treat grievous disorders.

As we move forward into 2016, we expect to rapidly advance GBT440 for the treatment of SCD and continue to make progress in advancing the development of our pipeline. We are confident we can succeed in improving and extending the lives of millions of people worldwide who are affected by these disorders and reward our shareholders in turn.

Sincerely,

Ted W. Love, M.D.,
Chief Executive Officer
Global Blood Therapeutics
April 28, 2016